Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of CapStar Financial Holdings, Inc. of our report dated March 6, 2020, with respect to the consolidated financial statements of CapStar Financial Holdings, Inc. and its subsidiary as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019 appearing in the Annual Report on Form 10-K of CapStar Financial Holdings, Inc.

We also consent to the reference to our Firm under the caption “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Elliott Davis, LLC

Franklin, Tennessee August 6, 2020